Exhibit 99.1
                                  PRESS RELEASE

FOR IMMEDIATE RELEASE
November 12, 2002


Emergisoft Receives $5 Million Funding Commitment

ARLINGTON, TEXAS - November 12, 2002 - Emergisoft Holding, Inc. (OTC:ESHG) today reported that the company has received a commitment for an additional $5 million in equity-backed financing from its largest investor, Berlwood V, Ltd., of the Dallas area. Assuming Emergisoft achieves performance criteria that are part of this commitment and that Emergisoft fully utilizes the entire amount of the commitment, this will be the largest single-funding event in Emergisoft's history. The $5 million funding commitment is in addition to more than $11 million in financing Emergisoft has already received from Berlwood.

Emergisoft plans to use the additional financing to continue marketing, installing and maintaining its proprietary healthcare information technologies, including its flagship EmergisoftED product. The electronic medical records system provides services including patient triage, tracking and discharge, as well as for prescription writing, nurse charting, and physician charting and documentation.

Today, only 7 percent of U.S. emergency rooms have an information system, but issues surrounding medical errors, billing accuracy, and operational efficiency have increased demand for information technology solutions such as EmergisoftED. Emergisoft recently signed licensing agreements with nationally recognized institutions including Trinitas Hospital in Elizabeth, New Jersey, and St. Vincent's-Manhattan, the only Level One trauma center below 14th Street in New York City.

"The ongoing financial commitment of our largest investor is particularly gratifying and important as Emergisoft positions itself to reach a broad segment of the nation's more than 4,400 emergency rooms," said Ash Huzenlaub, chairman and CEO of Emergisoft.

"Instead of merely accepting technology's role in emergency medicine, hospitals are demanding advanced technologies and their far-reaching benefits. Emergisoft is excited to be working with clinicians and administrators who view electronic medical records as a key element of delivering excellent emergency medical care."

Under the terms of the $5 million funding agreement, Emergisoft can draw on the financing commitment from time to time through Nov. 13, 2003. In exchange for funds requested, Berlwood would receive common stock at a per-share price of approximately $0.53. Emergisoft will have the right to repurchase the shares issued to Berlwood under this funding agreement for $2.40 per share for up to one year from the date the shares are issued to Berlwood. Berlwood's obligation to fund requests is subject to Emergisoft achieving certain performance criteria; these criteria, which generally will relate to sales and installation metrics, will be determined by Berlwood and furnished to Emergisoft by Dec. 13, 2002.

Cautionary Language Concerning Forward-Looking Statements

This press release may contain forward-looking  statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the Company's current judgment on certain issues. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors which could cause the actual results to differ materially include, without limitation, the following: the ability of the Company to service its debt; continued significant losses by the Company; the ability of the Company to develop and market new products as technology evolves; the ability of the Company to meet its capital requirements; increased competition in the healthcare information systems market; the ability of the Company to maintain current and develop future relationships with third party resellers, manufacturers and suppliers; the ability of the Company to meet governmental regulations; and the ability of the Company to obtain and enforce any patents and avoid infringing upon third parties' patents. For a detailed discussion of these and other cautionary statements and factors that could


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cause actual  results to differ from the Company's  forward-looking  statements, please refer to the Company's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission. All trademarks are property of their respective holders.

About Emergisoft Holding, Inc.

Emergisoft  Holding,  Inc.,   (www.emergisoft.com)  is  the  parent  company  of
Emergisoft Corporation. Emergisoft Corporation, founded in 1992, designs, installs, and maintains healthcare information solutions for hospitals that wish to make a transformation from paper and pen based medical records to an electronic environment through the use of an Emergency Department Information System (EDIS). The installation of Emergisoft designed systems reduces the chaos found in hectic Emergency Departments by tracking patients from arrival (triage) through departure (discharge). Founded in 1992, Emergisoft is headquartered in Arlington, Texas. Emergisoft and EmergisoftED are registered trademarks of Emergisoft Holding, Inc.


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